September 16, 2019

Board of Directors

Talcott Resolution Life Insurance Company

1 Griffin Road North

Windsor, CT 06095

RE:           SEPARATE ACCOUNT ELEVEN

TALCOTT RESOLUTION LIFE INSURANCE COMPANY

FILE NO. 333-72042

Dear Sir/Madam:

I have acted as Counsel to Massachusetts Mutual Life Insurance Company (“MassMutual”), administrator of Talcott Resolution Life Insurance Company (“Talcott Resolution”), a Connecticut insurance company, and Talcott Resolution Insurance Company Separate Account Eleven (the “Account”), the exclusive agent of Talcott Resolution pursuant to the terms of that certain Administrative Services Agreement between Talcott Resolution and MassMutual, dated January 1, 2013 and entered into in conjunction with that certain Reinsurance Agreement between Talcott Resolution and MassMutual of the same date, in connection with the registration of an indefinite amount of securities in the form of variable annuity contracts (the “Contracts”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended. I have examined such documents (including the Form N-4 Registration Statement) and reviewed such questions of law as I considered necessary and appropriate, and on the basis of such examination and review, it is my opinion that:

1.                                      Talcott Resolution is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Connecticut and is duly authorized by the Insurance Department of the State of Connecticut to issue the Contracts.

2.                                      The Account is a duly authorized and validly existing separate account established pursuant to the provisions of Section 38a-433 of the Connecticut Statutes.

3.                                      To the extent so provided under the Contracts, that portion of the assets of the Account equal to the reserves and other contract liabilities with respect to the Account will not be chargeable with liabilities arising out of any other business that Talcott Resolution may conduct.

4.                                      The Contracts, when issued as contemplated by the Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of Talcott Resolution.

I hereby consent to the filing of this opinion as an exhibit to the Form N-4 Registration Statement for the Contracts and the Account.

Very truly yours,

/s/ Christopher M. Grinnell
Christopher M. Grinnell
Lead Counsel, ERISA & Retirement Investment Products & Head of Mutual Funds Practice Group
Massachusetts Mutual Life Insurance Company,
administrator and exclusive agent of Talcott Resolution Life
Insurance Company Separate Account 11.